UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2009

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10967	36-3161078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

(630) 875-7450
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NY12528:392265.2

Item 3.02 Unregistered Sales of Equity Securities.

On September 25, 2009, First Midwest Bancorp, Inc. (“First Midwest”) announced the results of its previously announced offer to exchange shares of First Midwest common stock for the Company’s 5.85% Subordinated Notes due 2016 (the “Notes”) and its separate previously announced offer to exchange shares of First Midwest common stock for the 6.95% Capital Securities (the “Capital Securities”) issued by First Midwest Capital Trust I (collectively, the “Exchange Offers”). Each Exchange Offer expired at 11:59 p.m., New York City time, on September 24, 2009, and the Company accepted for exchange all Notes and Capital Securities that were validly tendered and not withdrawn in the Exchange Offers.

The Notes Exchange Offer will result in the retirement of approximately $29.5 million principal amount of Notes and the issuance of approximately 2.58 million shares of the Company’s common stock. The Capital Securities Exchange Offer will result in the retirement of approximately $39.3 million liquidation amount of Capital Securities and the issuance of approximately 3.05 million shares of the Company’s common stock.  In the aggregate, the Exchange Offers also will result in recognition by the Company of approximately $7 million in after tax gains. The Company expects that settlement of the Exchange Offers will occur on September 29, 2009.

The shares of common stock delivered upon settlement of the Exchange Offers were offered and will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MIDWEST BANCORP, INC.
(Registrant)

Date:  September 25, 2009                                                      By:/s/ Cynthia A. Lance____________________
Name:  Cynthia A. Lance
Title:  Executive Vice President and Corporate Secretary